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THE KOREAN INVESTMENT FUND, INC.		Exhibit 77C
811-6467



The Annual Meeting of Shareholders of The Korean Investment Fund, Inc. was held on July 11, 2001. The Meeting was adjourned to August 2. With respect to proposal 3, the Meeting adjourned until August 30 and again until September 14. A description of each proposal and number of shares voted at the meeting are as follows:

1. 	To Elect Directors:	   Shares Voted For	 Withheld Authority
   	Class Three Director
   	(term expires 2004)	   4,164,040		 1,726,213

    	Dr. James M. Hester

2. 	To Elect Directors:	   Shares Voted For	 Withheld Authority
   	if Conversion Occurs


	John D. Carifa		   4,169,981		 1,720,217
	David H. Dievler	   4,160,547		 1,729,705
	William H. Foulk, Jr.	   4,165,462		 1,724,790
	Dr. James M. Hester	   4,163,022		 1,727,230
	Hon. James D. Hodgson	   4,163,022		 1,727,230


3. 	Approval of Conversion 	   Shares	        Shares Voted	      	Shares
   	to Open-End Fund	   Voted For   		Against			Abstained

				   5,620,952		223,690			45,611


4. 	Approval of Distribution   Shares		Shares Voted	 	Shares
   	Plan if Conversion	   Voted For   		Against			Abstained
	is Approved

				    5,065,821		761,470			62,961


5. 	Approval of Amended	   Shares		Shares Voted	 	Shares
 	Investment Advisory	   Voted For   		Against			Abstained
	Agreement

				    5,022,635		806,093			58,824



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